Exhibit 99.1

Quality Distribution, Inc. Announces Second Quarter 2013 Results

— Quality Generates Second Quarter Revenues of $239.3 Million —

— Company Reports Net Loss of ($1.18) per Diluted Share

— Net Loss Includes $55.7 Million Non-Cash Goodwill Impairment Charges —

— Q2 2013 Adjusted Net Income of $0.20 per Diluted Share —

— Adjusted EBITDA at Energy Logistics Up Nearly 100% Sequentially vs. Q1 2013 —

TAMPA, FL – July 31, 2013 – Quality Distribution, Inc. (NASDAQ: QLTY) (“Quality” or the “Company”), a North American logistics and transportation provider with market leading businesses, today reported a net loss of $31.1 million, or ($1.18) per diluted share, for the second quarter ended June 30, 2013, compared to net income of $28.8 million, or $1.04 per diluted share, in the second quarter ended June 30, 2012. Pre-tax, non-cash goodwill impairment charges of $55.7 million in the Company’s Energy Logistics business impacted current-period results, and prior-period results included a $22.8 million reversal of a deferred tax valuation allowance.

Under accounting guidelines, companies are required to conduct an annual goodwill impairment test for each business segment, which Quality performs during its second quarter. As a result of this review, management determined that a write down of its Energy Logistics goodwill and other intangible assets totaling $55.7 million was required. While the Energy Logistics operating results improved in the second quarter of 2013, the charge is appropriate because the Company’s expectations of revenue and profitability at June 30, 2013 are lower than original estimates used when the three Energy Logistics businesses were acquired in 2012.

Adjusted net income for the second quarter of 2013 was $5.3 million, or $0.20 per diluted share, compared to adjusted net income of $6.5 million, or $0.24 per diluted share, for the same quarter in 2012. Both periods are calculated by excluding items not considered part of regular operating activities. Results for 2012 were adjusted by applying a normalized tax rate of 39.0%; beginning in 2013, the Company uses its effective tax rate when reporting adjusted net income for the quarter, which was 36.5% in the second quarter of 2013. For consistency purposes, the Company intends to present prior period adjusted results using normalized tax rates as originally reported.

Adjusted net income included the following pre-tax items, which the Company does not consider to be part of its regular operating activities: for the second quarter of 2013, impairment charges of $55.7 million and reorganization costs of $1.5 million related to the Energy Logistics business, and affiliate conversion costs of $0.2 million related to the Chemical Logistics business; and for the second quarter of 2012, various expense adjustments totaling $4.3 million were related to the Chemical Logistics business. A reconciliation of net (loss) income to adjusted net income for both periods is included in the attached financial exhibits.

“Our second quarter results were in line with our expectations, particularly in our Energy Logistics segment,” stated Gary Enzor, Chief Executive Officer. “Our Energy business achieved positive adjusted operating income and nearly doubled its adjusted EBITDA over the first quarter of 2013. Our Chemical Logistics business had a difficult year-over-year comparison this quarter as the additional company-operated terminals we assumed during the 2012 third quarter affiliate conversion operate at lower than standard affiliate margins. However, by the end of this week, all of those converted terminals will be re-affiliated. Our Intermodal business continues to produce very strong results as we capitalize on solid demand and generate margin improvements.”

Second Quarter 2013 Consolidated Results

Total revenue for the second quarter of 2013 was $239.3 million, an increase of 12.5% versus the same quarter last year. Excluding fuel surcharges, revenue for the second quarter of 2013 increased $26.8 million, or 14.8%, compared to the prior-year period. This revenue improvement was driven by an $18.9 million increase from the Energy Logistics business, resulting primarily from the acquisitions completed in 2012, plus $5.2 million and $2.7 million of organic growth from the Chemical and Intermodal Logistics businesses, respectively.

The Company reported a consolidated operating loss for the second quarter of 2013 of $41.7 million, primarily due to $55.7 million of non-cash impairment charges. Adjusting for the impairment charges, costs associated with the reorganization of our energy business and affiliate conversion costs noted above, second quarter 2013 operating income would have been $15.7 million, a decrease of $2.0 million versus the prior-year second quarter on an adjusted basis. Operating margins (on an adjusted basis) declined versus the prior-year period primarily as a result of profit compression from the aforementioned affiliate conversion, incremental depreciation and amortization expenses from the Company’s 2012 acquisitions, and lower asset utilization within the Energy Logistics segment.

Adjusted EBITDA for the second quarter of 2013 was $23.5 million, up 1.9% compared to the second quarter of 2012, driven primarily by the Energy Logistics acquisitions consummated in 2012 and continued growth in the Intermodal business. A reconciliation of net (loss) income to adjusted EBITDA for both periods is included in the attached financial exhibits.

Second Quarter 2013 Segment Results

Chemical Logistics

Revenues in the Chemical Logistics segment were $157.3 million in the second quarter of 2013, which were up 3.3% versus the second quarter of 2012. Excluding fuel surcharges, revenues increased 4.2%, primarily due to increased pricing and higher volumes. Chemical Logistics shipment demand continues to be strong. Driver counts at quarter end were up 1.7% versus last year due to a continued aggressive focus on recruiting and retention.

Operating income in the Chemical Logistics segment was $7.4 million, up $1.2 million versus the comparable prior-year period. After adjusting for $4.3 million of other expense items in 2012, and $0.2 million of affiliate conversion costs in 2013, operating income was down $2.8 million. Better pricing and higher volumes were offset by lower profit margins on terminals the Company acquired during the affiliate conversion during the third quarter of last year, elevated equipment lease expense, increased medical claims, and incremental depreciation expense from the affiliate asset acquisition in the fourth quarter of 2012.

Energy Logistics

Revenues in the Energy Logistics segment during the second quarter were $45.1 million, up $18.6 million versus the prior-year period, primarily due to the acquisitions completed in 2012. Sequentially, revenues rose $4.0 million, or 9.8%, versus the first quarter of 2013, primarily due to a 14.1% increase in revenues from the strong and growing Eagle Ford shale region, plus the on-boarding of the new Marcellus affiliate. Sequential demand picked up slightly in the Woodford shale region in Oklahoma, and second quarter revenues were flat in the Bakken shale region versus the first quarter as reduced fresh and disposal water transportation volumes were offset by an increase in oil hauling business.

The Energy Logistics segment reported an operating loss of $55.1 million in the second quarter of 2013, compared with operating income of $2.9 million in the prior-year period. The decrease was primarily due to the previously mentioned impairment and reorganization charges of $55.7 million and $1.5 million, respectively. Adjusted for these items, operating income was $2.1 million, which was up $2.6 million on a sequential basis from the first quarter of 2013, as operating profits increased in nearly all shales as improvement plans have produced positive results. Despite the improvement, segment results continue to be adversely impacted by high equipment repositioning and disposal costs as aggressive asset rationalization programs are implemented and refined. Energy Logistics adjusted EBITDA for the second quarter of 2013 was $4.9 million, up $1.0 million versus the prior-year period and up $2.5 million, or nearly 100%, compared to the first quarter of 2013.

Intermodal

Second quarter revenues in the Intermodal segment were $36.9 million, up $2.9 million or 8.6% versus the prior-year period. Excluding fuel surcharges, revenues increased $2.7 million, or 9.1%, primarily due to strong storage, rental and service revenue. Demand for ISO container shipments continues to be favorable, which has led to increases in trucking volumes and a stable to upward environment for pricing.

Operating income in the Intermodal segment was $6.0 million, up 37.1% versus the prior-year period, driving operating margins to expand by 340 basis points. This strong improvement stemmed primarily from increased storage and service revenues, which carry high margins, as well as enhanced cost controls and continued profitability increases in its Northeast region.

Summary

Enzor continued, “I am very pleased with the improvements in our Energy business and our outlook for the remainder of the year. There are opportunities for growth in our Chemical business that we can capitalize on provided we can successfully recruit and retain drivers. We also expect our Intermodal business to continue to deliver strong results.”

Recent Events

As previously announced, on May 1, 2013 the Company affiliated its Energy Logistics trucking operations in the Marcellus region, as three company-operated terminals were converted to a new independent affiliate with established operations in the area. In July 2013, operations within Energy’s brokerage command center ceased and services were transitioned to this new independent affiliate. Quality expects to incur approximately $0.8 million of cash and non-cash costs associated with this closure and transition during the third quarter of 2013.

Balance Sheet and Cash Flow

On June 14, 2013, the Company amended its ABL Facility to provide for a new $17.5 million term loan facility. Funding of this new facility coincided with the redemption of $22.5 million of 9.875% Second-Priority Senior Notes on July 15, 2013. The redemption is expected to result in lower cash interest cost in the second half of the year, and also result in a non-cash charge to write off approximately $0.5 million of bond issuance costs.

Borrowing availability under the Company’s ABL Facility was $72.2 million at June 30, 2013. This represents an increase of $17.0 million versus December 31, 2012. Strong operating cash flows and the continued aggressive disposal of idle or sub-optimal assets resulted in reduced borrowings under the Company’s ABL Facility.

Operating cash flows for the quarter ended June 30, 2013 were $9.8 million, compared with $1.7 million for the prior-year period. The increase was primarily due to higher cash flow from operations. Capital expenditures for the quarter ended June 30, 2013 were $8.3 million, partially offset by $3.8 million of proceeds from sales of equipment and property. For the six months ended June 30, 2013, capital expenditures, net of proceeds from sales were $3.1 million compared with $10.9 million for the comparable prior-year six month period, representing a year-over-year decrease in net capital expenditures of $7.8 million.

“We continue to contain our capital spending and reduce our operating asset base by disposing of idle or under-utilized equipment, and we remain on track with our previous publicly stated goal of net capital expenditures of $10 to $15 million in 2013,” said Joe Troy, Chief Financial Officer. “Our intensive efforts around asset utilization have produced numerous opportunities to reposition or divest non-core or sub-optimal assets. While this has adversely impacted near-term operating results, our business operations will be better equipped going forward to generate sustainable levels of profitability and returns on invested capital.”

Mr. Troy continued, “We generated strong free cash flow again this quarter, and on a year-to-date basis we have used the majority of our free cash flow to repay debt, which is in alignment with our stated goal of reducing the leverage we took on for acquisitions made in 2012. We further improved the balance sheet in July by redeeming high cost bonds with proceeds from lower cost indebtedness, while maintaining substantial availability under our ABL Facility. We will continue to aggressively manage our balance sheet and overall business to drive value for our shareholders.”

Quality will host a conference call for investors to discuss these results on Thursday, August 1, 2013 at 10:00 a.m. Eastern Time. The toll free dial-in number is 888-599-8667; the toll number is 913-312-0683; the passcode is 7162917. A replay of the call will be available through August 31, 2013, by dialing 888-203-1112; passcode: 7162917. A webcast of the conference call may be accessed in the Investor Relations section of Quality’s website at www.qualitydistribution.com. Copies of this earnings release and other financial information about Quality may also be accessed in the Investor Relations section of Quality’s website. The Company regularly posts or otherwise makes available information within the Investor Relations section that may be important to investors.

About Quality

Headquartered in Tampa, Florida, Quality operates the largest chemical bulk logistics network in North America through its wholly-owned subsidiary, Quality Carriers, Inc., and is the largest North American provider of intermodal tank container and depot services through its wholly-owned subsidiary, Boasso America Corporation. Quality also provides logistics and transportation services to the unconventional oil and gas industry including crude oil, fresh water, and production fluids, through its wholly-owned subsidiaries, QC Energy Resources, Inc. and QC Environmental Services, Inc. Quality’s network of independent affiliates and independent owner-operators provides nationwide bulk transportation and related services. Quality is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This press release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Forward-looking information is any statement other than a statement of historical fact. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, risks and uncertainties regarding forward-looking statements include (1) the effect of local, national and international economic, credit, capital and labor market conditions on the economy in general, on our ability to obtain desired debt financing and on the particular industries in which we operate, including excess capacity in the industry, the availability of qualified drivers, changes in fuel and insurance prices, interest rate fluctuations, and downturns in customers’ business cycles and shipping requirements; (2) our substantial leverage and our ability to make required payments and comply with restrictions contained in our debt arrangements or to otherwise generate sufficient cash flow from operations or borrowing under our ABL Facility to fund our liquidity needs; (3) competition and rate fluctuations, including fluctuations in prices and demand for transportation services as well as for commodities such as natural gas and oil; (4) our reliance on independent affiliates and independent owner-operators; (5) a shift away from or slowdown in production in the shale regions in which we have energy logistics operations; (6) our liability as a self-insurer to the extent of our deductibles as well as changing conditions and pricing in the insurance marketplace; (7) increased unionization, which could increase our operating costs or constrain operating flexibility; (8) changes in, or our inability to comply with, governmental regulations and legislative changes affecting the transportation industry generally or in the particular segments in which we operate;(9) federal and state legislative and regulatory initiatives, which could result in increased costs and additional operating restrictions upon us or our oil and gas frac shale energy customers; (10) our ability to access and use disposal wells and other disposal sites and methods in our energy logistics business; (11) our ability to comply with current and future environmental regulations and the increasing costs relating to environmental compliance; (12) potential disruptions at U.S. ports of entry; (13) diesel fuel prices and our ability to recover costs through fuel surcharges; (14) our ability to attract and retain qualified drivers;(15) terrorist attacks and the cost of complying with existing and future anti-terrorism security measures; (16) our dependence on senior management; (17) the potential loss of our ability to use net operating losses to offset future income; (18) potential future impairment charges; (19) the interests of our largest shareholder, which may conflict with your or our interests; (20) our ability to successfully identify acquisition opportunities, consummate such acquisitions and successfully integrate acquired businesses and converted affiliates and achieve the anticipated benefits and synergies of acquisitions and conversions, the effects of the acquisitions and conversions on the acquired businesses’ existing relationships with customers, governmental entities, affiliates, owner-operators and employees, and the impact that acquisitions and conversions could have on our future financial results and business performance and other future conditions in the market and industry from the acquired businesses; (21) our ability to execute plans to profitably operate in the transportation business and disposal well business within the energy logistics market; (22) our success in entering new markets; (23) adverse weather conditions; (24) our liability for our proportionate share of unfunded vested benefit liabilities, particularly in the event of our withdrawal from any of our multi-employer pension plans; and (25) changes in planned or actual capital expenditures due to operating needs, changes in regulation, covenants in our debt arrangements and other expenses, including interest expenses. Readers are urged to carefully review and consider the various disclosures regarding these and other risks and uncertainties, including but not limited to risk factors contained in Quality Distribution, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012 and its Quarterly Reports on Form 10-Q, as well as other reports filed with the Securities and Exchange Commission. Quality disclaims any obligation to update any forward-looking statement, whether as a result of developments occurring after the date of this release or for any other reasons.

Contact:	Joseph J. Troy
Executive Vice President and Chief Financial Officer
800-282-2031 ext. 7195

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In 000’s) Except Per Share Data

Unaudited

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012

OPERATING REVENUES:
Transportation	$174,647	$150,519	$338,641	$283,725
Service revenue	32,705	30,034	66,159	58,019
Fuel surcharge	31,944	32,180	63,918	62,904

Total operating revenues	239,296	212,733	468,718	404,648

OPERATING EXPENSES:
Purchased transportation	150,380	142,309	293,252	274,186
Compensation	25,501	18,516	51,971	35,147
Fuel, supplies and maintenance	26,328	18,445	53,346	32,911
Depreciation and amortization	6,729	4,622	13,422	8,413
Selling and administrative	8,155	10,089	15,634	16,599
Insurance costs	4,373	4,139	8,870	7,358
Taxes and licenses	1,308	624	2,251	1,372
Communications and utilities	922	907	2,017	1,744
Loss (gain) on disposal of property and equipment	1,591	(362)	(1,498)	(364)
Impairment charges	55,692	—	55,692	—

Total operating expenses	280,979	199,289	494,957	377,366

Operating (loss) income	(41,683)	13,444	(26,239)	27,282

Interest expense	7,884	7,180	15,607	14,369
Interest income	(234)	(229)	(445)	(408)
Other (income) expense	(271)	72	(7,243)	(164)

(Loss) income before income taxes	(49,062)	6,421	(34,158)	13,485
Benefit from income taxes	(17,915)	(22,383)	(12,155)	(22,019)

Net (loss) income	$(31,147)	$28,804	$(22,003)	$35,504

PER SHARE DATA:
Net (loss) income per common share
Basic	$(1.18)	$1.07	$(0.83)	$1.38

Diluted	$(1.18)	$1.04	$(0.83)	$1.34

Weighted average number of shares
Basic	26,460	26,804	26,542	25,675
Diluted	26,460	27,600	26,542	26,516

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In 000’s)

Unaudited

	June 30, 2013	December 31, 2012

ASSETS
Current assets:
Cash and cash equivalents	$2,442	$2,704
Accounts receivable, net	129,650	113,906
Prepaid expenses	12,492	14,651
Deferred tax asset, net	20,866	16,609
Other current assets	8,309	9,694

Total current assets	173,759	157,564

Property and equipment, net	177,296	190,342
Assets held-for-sale	2,691	—
Goodwill	50,553	104,294
Intangibles, net	35,996	37,654
Non-current deferred tax asset, net	21,720	11,713
Other assets	12,381	12,036

Total assets	$474,396	$513,603

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Current maturities of indebtedness	$2,371	$3,918
Current maturities of capital lease obligations	1,748	3,913
Accounts payable	12,051	9,966
Independent affiliates and independent owner-operators payable	17,851	14,243
Accrued expenses	29,304	37,889
Environmental liabilities	3,357	2,739
Accrued loss and damage claims	8,108	7,326

Total current liabilities	74,790	79,994

Long-term indebtedness, less current maturities	401,616	408,850
Capital lease obligations, less current maturities	871	2,125
Environmental liabilities	5,118	6,302
Accrued loss and damage claims	10,262	9,494
Other non-current liabilities	23,787	25,278

Total liabilities	516,444	532,043

SHAREHOLDERS’ DEFICIT
Common stock	439,187	437,192
Treasury stock	(10,313)	(5,849)
Accumulated deficit	(250,470)	(228,467)
Stock recapitalization	(189,589)	(189,589)
Accumulated other comprehensive loss	(30,888)	(31,752)
Stock purchase warrants	25	25

Total shareholders’ deficit	(42,048)	(18,440)

Total liabilities and shareholders’ deficit	$474,396	$513,603

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

SEGMENT OPERATING RESULTS

(In 000’s)

Unaudited

The Company has three reportable business segments for financial reporting purposes that are distinguished primarily on the basis of services offered:

•	Chemical Logistics, which consists of the transportation of bulk chemicals primarily through a network of independent affiliates and company-operated terminals, and equipment rental income;

•

Energy Logistics, which consists primarily of the transportation of fresh water, disposal water, and crude oil for the unconventional oil and gas frac shale energy markets, primarily through company-operated terminals and independent affiliates; and

•	Intermodal, which consists of Boasso’s intermodal ISO tank container transportation and depot services supporting the international movement of bulk liquids.

	Three Months Ended June 30, 2013
	Chemical Logistics** (a)	Energy Logistics (b)	Intermodal	Total
Operating Revenues:
Transportation	$113,206	$42,572	$18,869	$174,647
Service revenue	16,922	2,500	13,283	32,705
Fuel surcharge	27,189	40	4,715	31,944

Total operating revenues	$157,317	$45,112	$36,867	$239,296

Segment revenue % of total revenue	65.7%	18.9%	15.4%	100.0%
Segment operating income*	$10,566	$4,845	$6,918	$22,329
Depreciation and amortization	3,009	2,892	828	6,729
Impairment charges	—	55,692	—	55,692
Other expense	141	1,376	74	1,591

Operating income (loss)	$7,416	$(55,115)	$6,016	$(41,683)

	Three Months Ended June 30, 2012
	Chemical Logistics** (c)	Energy Logistics	Intermodal	Total
Operating Revenues:
Transportation	$107,935	$24,929	$17,655	$150,519
Service revenue	16,977	1,247	11,810	30,034
Fuel surcharge	27,378	325	4,477	32,180

Total operating revenues	$152,290	$26,501	$33,942	$212,733

Segment revenue % of total revenue	71.6%	12.4%	16.0%	100.0%
Segment operating income*	$8,544	$3,914	$5,246	$17,704
Depreciation and amortization	2,746	1,017	859	4,622
Other income	(362)	—	—	(362)

Operating income	$6,160	$2,897	$4,387	$13,444

(a)	Operating income in the Chemical Logistics segment during the three-month period ended June 30, 2013 includes $0.2 million of affiliate conversion costs.

(b)	Operating income in the Energy Logistics segment during the three-month period ended June 30, 2013 includes impairment charges of $55.7 million and $1.5 million of energy reorganization costs.
(c)	Operating income in the Chemical Logistics segment during the three-month period ended June 30, 2012 includes $2.6 million of acquisition costs, $0.9 million of severance and lease termination costs and $0.8 million of legal and claims settlement expenses.

	Six Months Ended June 30, 2013
	Chemical Logistics** (d)	Energy Logistics (e)	Intermodal	Total
Operating Revenues:
Transportation	$222,274	$79,502	$36,865	$338,641
Service revenue	33,315	6,421	26,423	66,159
Fuel surcharge	54,451	273	9,194	63,918

Total operating revenues	$310,040	$86,196	$72,482	$468,718

Segment revenue % of total revenue	66.1%	18.4%	15.5%	100.0%
Segment operating income*	$19,980	$7,559	$13,838	$41,377
Depreciation and amortization	5,893	5,893	1,636	13,422
Impairment charges	—	55,692	—	55,692
Other (income) expense	(3,168)	1,596	74	(1,498)

Operating income (loss)	$17,255	$(55,622)	$12,128	$(26,239)

	Six Months Ended June 30, 2012
	Chemical Logistics** (f)	Energy Logistics	Intermodal	Total
Operating Revenues:
Transportation	$213,582	$34,978	$35,165	$283,725
Service revenue	32,893	2,131	22,995	58,019
Fuel surcharge	53,692	326	8,886	62,904

Total operating revenues	$300,167	$37,435	$67,046	$404,648

Segment revenue % of total revenue	74.2%	9.2%	16.6%	100.0%
Segment operating income*	$19,976	$4,996	$10,359	$35,331
Depreciation and amortization	5,434	1,264	1,715	8,413
Other (income) expense	(344)	22	(42)	(364)

Operating income	$14,886	$3,710	$8,686	$27,282

(d)	Operating income in the Chemical Logistics segment during the six-month period ended June 30, 2013 includes $2.6 million of gains on property dispositions, $0.4 million of affiliate conversion costs, and $0.5 million of severance costs.
(e)	Operating income in the Energy Logistics segment during the six-month period ended June 30, 2013 includes impairment charges of $55.7 million and $1.5 million of energy reorganization costs.
(f)	Operating income in the Chemical Logistics segment during the six-month period ended June 30, 2012 includes $3.0 million of acquisition costs, $0.9 million of severance and lease termination cost and $0.8 million of legal and claims settlement expenses.
*	Segment operating income reported in the business segment tables above excludes amounts such as impairment charges, depreciation and amortization and gains and losses on disposal of property and equipment.
**	Most corporate and shared services overhead costs, including acquisition costs, are included in the Chemical Logistics segment.

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME, EBITDA AND ADJUSTED EBITDA AND RECONCILIATION OF NET INCOME (LOSS) PER SHARE TO ADJUSTED NET INCOME PER SHARE

For the Three Months and Six Months Ended June 30, 2013 and 2012

(In 000’s)

Unaudited

Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under United States Generally Accepted Accounting Principles (“GAAP”). Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA are presented herein because they are important metrics used by management to evaluate and understand the performance of the ongoing operations of Quality’s business. For 2012 Adjusted Net Income, management uses a 39.0% tax rate for calculating the provision for income taxes to normalize Quality’s tax rate to that of competitors, and to compare Quality’s reporting periods with different effective tax rates. For 2013 Adjusted Net Income, management uses its actual effective tax rate of 36.5% for the three months ended June 30, 2013 and 35.6% for the six months ended June 30, 2013 for calculating the provision for income taxes rather than using a normalized tax rate as it has in prior periods. This reflects the Company’s expectation of a more stable effective tax rate in 2013 and going forward. For consistency purposes, the Company intends to present prior period adjusted results using normalized tax rates as originally reported. In addition, in arriving at Adjusted Net Income and Adjusted Net Income per Share, the Company adjusts for significant items that are not part of regular operating activities. These adjustments include acquisition costs, severance and lease termination costs, legal and claims settlements, affiliate conversion costs, energy reorganization costs, impairment charges, earnout adjustments, and gains on disposition of properties.

EBITDA is a component of the measure used by Quality’s management to facilitate internal comparisons to competitors’ results and the bulk transportation, chemical and energy logistics and intermodal industries in general. We believe that financial information based on GAAP for businesses, such as Quality’s, should be supplemented by EBITDA so investors better understand the financial information in connection with their evaluation of the Company’s business. This measure addresses variations among companies with respect to capital structures and cost of capital (which affect interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Accordingly, EBITDA allows analysts, investors and other interested parties in the bulk transportation, logistics and intermodal industries to facilitate company-to-company comparisons by eliminating some of the foregoing variations. EBITDA as used herein may not, however, be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. To calculate EBITDA, Net Income is adjusted for provision for (benefit from) income tax, depreciation and amortization and net interest expense. To calculate Adjusted EBITDA, we calculate EBITDA from Net Income, which is then further adjusted for items that are not part of regular operating activities, including acquisition costs, severance and lease termination costs, legal and claims settlements, affiliate conversion costs, energy reorganization costs, impairment charges, earnout adjustments, and gains on disposition of properties, and other non-cash items such as non-cash stock-based compensation. Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for the consolidated statements of operations prepared in accordance with GAAP, or as an indication of Quality’s operating performance or liquidity.

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Net (Loss) Income Reconciliation:

Net (loss) income	$(31,147)	$28,804	$(22,003)	$35,504

Net (loss) income per common share:
Basic	$(1.18)	$1.07	$(0.83)	$1.38

Diluted	$(1.18)	$1.04	$(0.83)	$1.34

Weighted average number of shares:
Basic	26,460	26,804	26,542	25,675
Diluted	26,460	27,600	26,542	26,516

Reconciliation:

Net (loss) income	$(31,147)	$28,804	$(22,003)	$35,504

Adjustments to net (loss) income :
Benefit from income taxes	(17,915)	(22,383)	(12,155)	(22,019)
Acquisition costs	—	2,563	—	2,972
Severance and lease termination costs	46	934	632	934
Legal and claims settlements	—	762	—	762
Affiliate conversion costs	181	—	438	—
Energy reorganization costs	1,462	—	1,462	—
Gain on property dispositions	—	—	(2,577)	—
Impairment charges	55,692	—	55,692	—
Earnout adjustment	—	—	(6,800)	—

Adjusted income before income taxes	8,319	10,680	14,689	18,153
Provision for income taxes at 36.5% and 35.6%, for the three and six months ended June 30, 2013, respectively and 39.0% for the three and six months ended June 30, 2012	3,036	4,165	5,229	7,080

Adjusted net income	$5,283	$6,515	$9,460	$11,073

Adjusted net income per common share:
Basic	$0.20	$0.24	$0.36	$0.43

Diluted	$0.20	$0.24	$0.35	$0.42

Weighted average number of shares:
Basic	26,460	26,804	26,542	25,675
Diluted	27,052	27,600	27,084	26,516

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
EBITDA and Adjusted EBITDA:

Net (loss) income	$(31,147)	$28,804	$(22,003)	$35,504

Adjustments to net (loss) income :
Benefit from income taxes	(17,915)	(22,383)	(12,155)	(22,019)
Depreciation and amortization	6,729	4,622	13,422	8,413
Interest expense, net	7,650	6,951	15,162	13,961

EBITDA	(34,683)	17,994	(5,574)	35,859

Acquisition costs	—	2,563	—	2,972
Severance and lease termination costs	46	878	483	878
Legal and claims settlements	—	762	—	762
Affiliate conversion costs	181	—	438	—
Energy reorganization costs	1,462	—	1,462	—
Gain on property dispositions	—	—	(2,577)	—
Impairment charges	55,692	—	55,692	—
Earnout adjustment	—	—	(6,800)	—
Non-cash stock-based compensation	773	845	1,780	1,518

Adjusted EBITDA	$23,471	$23,042	$44,904	$41,989